EXHIBIT 10.8

EMPLOYMENT AGREEMENT
For
CHIEF EXECUTIVE OFFICER

THIS AGREEMENT, dated October 1, 2001, by and among Citizens National Bank of Southwest Florida (the “Employer”) and John B. James (“Executive”).

NOW, THERFORE, for and in consideration of the mutual premises and covenants contained, the parties hereto agree as follows:

1.  Employment.    Employer employs Executive and Executive accepts employment upon the terms and conditions set forth in this Agreement.

2.  Term.    Unless earlier terminated under the provision of this Agreement, the term of employment of Executive under this Agreement shall be a one-year period commencing on October 1, 2001 (“Commencement Date”), and ending on October 1, 2002.

3.  Compensation.    For all services to be rendered by Executive during the term of this Agreement, Employer agrees to pay Executive in accordance with the terms outlined in Exhibit “A” net of applicable withholdings.

4.  Title and Duties.    Executive shall serve as Chief Executive Officer of the Bank commencing on the Commencement Date. Executives’ duties are described on Exhibit “B”

5.  Extent of Services     Commencing on the Commencement Date, Executive shall devote his full business time, attention and energies to the business of Employer and shall not during the term of this Agreement be engaged in any other career which required the attention or participation of Executive during normal business hours of Employer, recognition being given to the fact that Executive is expected on occasion to participate in client development after normal business hours. However, Executive may invest his assets in such form or manner as Executive so desires, so long as such investments do not require his services during normal business hours in the operation of the affairs of the companies in which such investments are made. Executive shall notify Employer of any significant participation by him in any trade association of similar organization.

COMPANY NAME

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.  Expenses.    Executive may incur reasonable expenses for promoting the business of the Bank, including expenses for entertainment, travel and similar items. Executive will be reimbursed for all such expenses upon Executive’s periodic presentation of an itemized account of such expenditures. Executive’s reimbursable expenses are further detailed on Exhibit “A”.

7.  Vacations.    Executive shall be entitled to vacation in accordance with the personnel policy established by the Bank’s Board of Directors, during which time Executive’s compensation shall be paid in full. Executive’s vacation allowance is further detailed on Exhibit “A”.

8.  Executive Benefits.    Without limiting or reducing any of the Executive’s rights and benefits available to Executive as an employee under state and/or federal law, so long as Executive is employed, Executive will be entitled to participate in the employee benefit programs offered to Employer’s employees and covering the Executive’s employment and duties including without limitation those rights and benefits described in Exhibit “A” of this Agreement.

9.  Confidentiality.     In Executive’s position as an employee of Employer, Executive has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employers which are of value to Employer. Employer requires as a condition to Executive’s employment with Employer that Executive agrees to certain restrictions as set forth below on Executive’s employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

9.1  Employer and Executive mutually agree and acknowledge that Employer may entrust Executive with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Executive acknowledges that during Executive” employment by the Employer, he shall bear a responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of Executive” duties hereunder, as an essential incident of Executive’s employment with Employer.

COMPANY NAME

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.2  For the purposes of this Section, the following definitions shall apply:

9.2.1 “Trade Secret” shall mean the identity of customers of Employer, the whole or any portion of phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer) and which is defined as a “trade secret” under Florida law.

9.2.2  “Confidential Information” shall mean any data or information other than Trade Secrets, which is material to Employer and not generally known by the public. Confidential Information shall include, but not be limited to Business Opportunities of Employer (as hereunder defined), the details of this Agreement, Employer’s business plans and financial statements and projections, and the costs of the services Employer may offer or provide to the customers they serve, to the extent such information is material to Employer and not generally known by the public.

9.2.3  “Business Opportunities” shall mean any specialized information or plans of Employer concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such target person or business.

9.2.4  Notwithstanding the definitions of Trade Secrets, Confidential Information and Business Opportunities set forth above, Trade Secrets, Confidential Information, Business Opportunities and the information generally subject to this Paragraph 9 and its subparts shall not include any information:

(i)  that is or becomes generally known to the public;

(ii)  that is already known by Executive or is developed by Executive after termination of employment through entirely independent efforts;

(iii)  that Executive obtains from an independent source having a bona fide right to use and disclose such information;

(iv)  that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(v)  that Employer’s Board of Directors approves for release.

9.3  Executive shall not, without the prior approval of Employer’s Board, during his employment with Employer and for a period of one (1) year from the last day of his contract, providing full services under his employment with the Employer, use or disclose to any unauthorized person who is not an employee of Employer any Trade Secrets and/or Confidential Information of Employer, its subsidiaries or affiliates, or of any other person or entity making Trade Secrets and/or Confidential Information ceases to be a Trade Secret and/or unless the Employer ceases to do business in Collier County, Florida, in which cases these restrictions on disclosure and use shall not apply.

10.  Observance of Security Measures.    During Executive’s employment with Employer, Executive is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunity of Employer.

11.  Change in Control of the Employer.

11.1  In the event of a “change in control” of the Employer, as defined hereinafter, Executive shall be entitled at any time up to thirty (30) days prior to the date of closing of the transaction (the “election Date”) which will affect such change in control (the “Change-on-Control Date”) and at his election, to give written notice to Employer of termination of this Agreement (“Change-in Control Termination Notice”), and following Change-in-control Termination Notice, Executive shall be paid in addition to all accrued but unpaid Base Salary (which is to be paid as earned) and Performance Bonuses (which, are to be paid as provided in paragraph B of Exhibit “A” of this Agreement) a lump sum cash payment in the amount stated in Paragraph J of Exhibit “A” (the “Change-in-Control Payment”). The Change-in-Control payments provided for in this Section 11.1 shall be unconditional and without set off of any kind and paid in cash, not later than ten (10) days after the date of the Change-in-Control Termination Notice by Executive under this Section 11.1 or on the Change-of-Control Date, whichever is later; provided, however, that such Change-in-Control Payment shall in no event be paid later than (90) days from the date of the Change-in-Control Notice by Executive, Additionally, the Change-in-Control Payment shall be made to Executive as a condition precedent to the closing of the transaction which will effect the change in control, the prior to the Change-in-Control Date, Employer shall notify representatives of the acquiring or successor entity, as the case may be, of Executive’s rights and Employer’s obligations to pay Executive hereunder, any such acquiring or successor entity shall become obligated to forthwith pay to Executive for such part of the Change-in-Control Payment as has not been paid by the Employer as of the Change-in-Control Date.

11.2  In addition to the foregoing and withstanding any provision to the contrary or otherwise in this Agreement, in the event of a change in control of Employer (as defined hereinafter), all options and other stock rights of the Executive, whether under this Agreement or otherwise (including, but not limited to the accrual of stock options not yet issued to Executive, but to which Executive is entitled), shall automatically and without further documentation immediately vest in Executive, and Executive shall have the immediate and unfettered right to take any and all actions as Executive shall deem appropriate with regard to said options and/or rights, including without limitation the immediate right to receive unissued, but accrued stock options, exercise stock options and/or transfer or sell stock. Employer shall take all actions necessary to immediately issue any stock options which have accrued, but have not yet been issued.

11.3  If Executive elects to terminate this Agreement pursuant to this Section 11, then Executive shall further be entitled, in lieu of the receipt of shares of Common Stock of the Employer issuable upon exercise of Executive’s stock options, whether such options arose under this Agreement or otherwise, to receive from Employer an amount in cash or Common Stock of the Employer (or any combination thereof) as Executive shall in his sole discretion designate (hereinafter “like-kind election”) equal to the excess of the fair market value (hereinafter defined) as of the Change-in-Control Date of each share of Common Stock over the exercise price(s) of each share represented by Executive’s options, times the number of shares of Common Stock represented by such options. The “fair market value” of each share of the Common Stock shall be equal to the highest of (i) the value as determined by the Board of Directors of the Employer if there is no organized trading market for the shares at the time such determination is made, or (ii) the closing price per share as of the date of the like-kind election (or the average of the bid and asked prices if no closing price is available) on any nationally recognized securities exchange or association on which the Employer’s shares may be quoted or listed, or (iii) the highest per share price actually paid for Common Stock in connection with any change in control of the Employer, or (iv) the fair market value of the shares of the Common Stock as determined by Sheshunoff or Keefe, Bruyette and Woods or similarly qualified entity or (v) the price being paid for each share of Common Stock as part of the Change-in-Control. The payment provided for in this Section 11.2 shall be paid in full not later than ten (10) days after the date of the Change-in-Control Notice by Executive under this Section 11 or on the Change-

of-Control Date, whichever is later.

11.4  For purposes of this Section 11, “change in control” of the employer shall mean the first to occur of any one or more of the following:

(i)  any transaction, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by, any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock or the Employer; or

(ii)  the sale of all or substantially all of the assets of the Employer; or

(iii)  the liquidation of the Employer or a material amount of Employer’s assets; or

(iv)  the takeover or control of all of substantially all of the operations of Employer through any of the means specified in 11.4 (I) above; or

(v)  the approval by the Board of Directors and the holders of a majority of the Common Shares then outstanding of any of the events or transactions listed in 11.4(I)—(iv) above.

12.  Return of Materials.    Upon the termination of his employment with Employer, Executive shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials, pertaining to the performance of executive’s services hereunder or containing Trade Secrets or Confidential Information, whether made or compiled by Executive or furnished to him from any source by virtue of his employment with Employer.

13.  Severability.    Executive acknowledges and agrees that the covenants contained in Sections 9 through 12 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between Employer and Executive, and that the existence of any claim, suit of action by Executive against Employer, whether predicted upon this or any other agreement shall not constitute a defense to Employer’s enforcement of any covenant contained in Sections 9 through 12 of this Agreement. Likewise, the existence of any claim, suit and/or action by Employer against Executive, whether predicated on this or any other agreement, shall not act as, constitute or permit a setoff or defense to Employer’s obligations under this Agreement.

14.  Specific Performance.    Executive acknowledges and agrees that except as otherwise stated, the covenants contained in Section 9 and 12 of this Agreement shall survive any termination of employment, as applicable, with or without Cause, at the instigation or upon the initiative of either party. Executive further acknowledges and agrees that the ascertainment of damages in the event of Executive’s breach of any covenant contained in Section 9 and 12 of this Agreement would be difficult, if at all possible. Executive therefore acknowledges and agrees that Employer shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Employer in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Executive from committing any such breach of the covenants stated in paragraphs 9 and 12.

15.  Termination

15.1.1  For Cause.    This Agreement may be terminated for any of the following reasons by the Board of Directors of the Employer “for cause”, but only after giving Executive written notice of the Board’s intent to terminate Executive setting forth all matters constituting “cause” and further giving thirty (30) days, (or, if cure is not able to be completed in thirty (30) days after the exercise of due diligence, such longer period as is reasonable necessary) to cure the matters giving rise to the “for cause” termination:

(i)  gross negligence or willful misconduct of executive materially damaging to the business of the Employer during the term of this Agreement, or at any time while he was employed by the Employer prior to the term of this Agreement, if not disclosed to the Employer prior to the commencement of the term of this Agreement; or (ii) conviction of Executive during the term of this Agreement of a crime involving breach of trust or moral turpitude. In the event that the Employer discharges Executive alleging “cause” under this Section 15.1 and it is subsequently determined judicially that the determination was “without cause”, then such discharge shall be deemed a discharge without cause subject to the provisions of Section 15.2 hereof. In the event that Executive fails to cure those matters giving rise to the “for cause” termination, then upon Employer’s discharge of Executive for “cause” under this

Section 15.1, such notice of discharge shall be accompanied by a written and specific description of the circumstances constituting such “cause” (hereinafter “Notice of Discharge.”) Upon termination for cause, Executive shall be paid not later than the thirtieth day following the date of the Notice of Discharge, without setoff or deduction, all accrued but unpaid Base Salary and Performance Bonuses, and Executive shall further have those rights stated in Section 15.3 below.

15.2  Without Cause.

(i)  The Employer may, upon thirty (30) days’ written notice (“Notice of Termination”) to Executive, terminate this Agreement without cause at any time during the term of this Agreement upon the condition that Executive shall be paid without setoff or deduction (a) all Base Salary and Performance Bonuses accrued, but not yet paid, plus (b) as liquidated damages in lieu of any claim by Executive for damages arising out of early termination an amount equal to the Change-in-Control Payment provided in Paragraph J of Exhibit “A” hereof, and Executive shall have the right to a like-kind election as described in 11.2 above; provided, however, that for purposes of determining the fair market value of common stock, such fair market value shall be determined as of the date of Notice of Termination without cause of this Agreement given by the Employer to Executive. Additionally, in the event of a without cause termination, Executive shall have all of the rights and benefits provided for in Section 15.3 below. The payment provided for in this Section 15.2 shall be made to Executive not later than the thirtieth (30) day following the date of the Notice of Termination of employment of Executive. In the event of termination by Employer without cause, Employer shall have no right to enforce the terms and conditions of the non-competition and non-solicitation covenants in Section 17 hereof and such provisions shall not be binding upon Executive.

(ii)  Executive may upon thirty (30) days’ written notice (“Notice of Termination”) to Employer terminate this Agreement without cause at any time during the term of this Agreement. In the event of termination of this Agreement by Executive, then Executive shall have all of the same rights that Executive would have had if Employer had terminated without cause, except that the Employer shall have no obligation to pay to Executive an amount equal to the Change-in-Control Payment. However, Employer shall be obligated to pay, within (30) days of Executive’s Notice of Termination without cause all Base Salary and Performance

Bonuses accrued, but not yet paid to Executive, and the Employer shall be entitled to enforcement of the non-competition and non-solicitation covenants contained in Section 17 hereof. Additionally, Executive shall have and retain those rights specified in Section 15.3 below.

15.3  In the event this Agreement is terminated with or without cause, and, if without cause whether by Executive or by the Employer, all of Executive’s stock options including any options which have accrued, but not yet been issued to Executive (“Accrued Options”) and any unexercised portion of Stock Options, granted pursuant to this Agreement or otherwise, whether or not vested on the date of termination, may be exercised by Executive within thirty (30) days from the date of termination, at which time all such options that have not been so exercised shall expire; provided, however, that in the case of Accrued Options, Executive shall have (30) days from the date of issuance of the options to exercise the same, and should Executive fail to exercise such right within thirty (30) days, the right to exercise shall expire.

16.  Death or Disability.    In the event of Executive’s disability or death, Executive shall have all of the same rights as if he had been terminated “without cause” and in the case of disability Employer shall pay to Executive or in the case of death, Executive’s designated beneficiary, or, if Executive has failed to designate a beneficiary to his estate, those amounts specified under Section 15.2 (a) and (b) above for a “without cause” termination, and Executive shall also have all of the benefits provided under 15.3 except that in the case of disability of death, all unvested option shall immediately vest, and the time for exercising the options shall be within three hundred sixty-five (365) days from the date of disability (as defined below) or death. In the event of a change in control of the Employer after Executive’s death or disability as defined herein, Executive or Executive’s designated beneficiary or his estate, as the case may be, shall be entitled to the rights, payments and benefits of Sections 11.1, 11.2 and 11.3 hereof. Employer may maintain insurance on Employer’s behalf to satisfy in whole or in part the obligations of Employer under this Section 16.

16.1  DISABILITY—means:

(i)  Solely due to injury of Sickness and for a consecutive period of ninety (90) days;

(a)  your ability to work is restricted, resulting in the Loss of Earnings; or

(b)  you are unable to perform the substantial and material duties of your regular occupation in which you were engaged just prior to the Disability; or

(c)  your state licensing board has restricted your ability to perform your occupation as a health care practitioner as a result of testing positive on a human immunodeficiency virus test; and

(d)  your Loss of Earnings is 20% or more of your Prior Earnings.

(ii)  You are receiving care from a Doctor which is appropriate for the condition causing your Disability. We will waive this requirement when continued care would be of no benefit to you. If a disability is caused by more than one injury or Sickness, we will pay benefits as if the disability were caused by only one injury or sickness.

16.2  DOCTOR—means a medical practitioner who is legally licensed to practice under state law, and not yourself, the Owner, or the Loss Payee.

16.3  EARNINGS—means income you earn for labor or services performed. This includes salary, wages, fees, draws, commissions, and other compensation (excluding Stock Options) you receive. If you are self-employed, this is not income after deducting your normal or customary business expenses. These expenses must be reasonable and must not exceed expenses before Disability began. They must be deductible for Federal Income Tax purposes.

16.4  Identifiable contributions for you to any tax qualified retirement, annuity, salary reduction, or deferred compensation plan, whether employer sponsored or individually owned, or to any non-qualified deferred compensation plan are considered Earnings if they are:

(i)  Made either by you or on your behalf; and

(ii)  Not waived by contract during your Disability.

16.5  During any period Earnings:

(i)  Will include all income for services performed during that period, whether or not received; but

(ii)  Will not include income for services performed prior to that period, regardless of when received.

17.  Non-Competition and Non-Solicitation

17.1  Executive acknowledges that he has performed services or will perform services hereunder which directly affect Employer’s business. Accordingly, the parties deem it necessary to enter into the protective agreement set forth below, the terms and conditions of which have been negotiated by and between the parties hereto.

17.2  In the event of termination of employment under this Agreement pursuant to Section 15 prior to the expiration of the term of this Agreement, Executive agrees with Employer that through the actual date of termination of the Agreement, and for a period of twelve (12) months after such termination date, Executive shall not, without the prior written consent of Employer, within Collier and Lee County, Florida, either directly or indirectly, serve as an officer, independent contractor, employee, director of any bank, bank holding company or other financial institution.

17.3  The covenants of Executive set forth in this Section 17 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce Employer to enter into this Agreement. Further, each of the aforesaid covenants may be availed of or relied upon by Employer in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney’s fees) suffered by Employer arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 17 are cumulative to each other covenants of Executive in favor of Employer contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term, or condition contained in this Section 17 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties may request that such court judicially modify such unenforceable provision consistent with the intent of this Section 17 so that it shall be enforceable as modified, and in any event the invalidity of any provision of this Section 17 shall not affect the validity of any other provision in this Section 17 or elsewhere in this Agreement.

17.4  Notwithstanding anything to the contrary in this Section 17, this Agreement or otherwise, in the event that Employer ceases to operate as a Bank in Collier County, then the provisions of Section 17.1—17.3 shall no longer apply to Executive.

18.  Notices.    Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Executive, or to its principal office in case of Employer.

19.  Waiver of Breach.    The waiver by Employer or Executive, as the case may be, of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party. No waiver shall be valid unless in writing and signed by an authorized officer of Employer or Executive, as the case may be.

20.  Assignment.    Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Executive under this Agreement shall insure to the benefit of and shall be binding upon the successors and assigns of Employer.

21.  Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

22.  Entire Agreement.    The Agreement contains the entire understanding of the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement relating thereto. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

EMPLOYER:

/s/ JOE B. COX

Dated:    September 9, 2002

EXECUTIVE:

/s/ JOHN B. JAMES

Dated:    December 24, 2001

EXHIBIT “A”

EXECUTIVE COMPENSATION
FOR
CHIEF EXECUTIVE OFFICER

A.  Salary.    For all services rendered by Executive, Executive shall receive a minimum annual base salary of $147,800 (“Base Salary”), payable in equal semi-monthly installments during the term of this Agreement. Base salary payments shall be subject to withholding and other applicable taxes. Annual salary reviews shall take place on each Anniversary of this agreement during the term hereof.

B.  Bonus    Beginning December 31, 2002, and at the end of each calendar year of the Employer, in addition to Executive’s Base Salary, Executive shall be paid performance bonuses (“Performance Bonuses”) based upon good faith written annual goals for Executive established with Executive’s input by the Board of Directors and given to Executive at least 30 days before January 1st of the year for which the goals apply (hereinafter “Performance Goals”), except that for the year 2002, such goals shall be established and given to Executive no later than March 31, 2002. The payment of Performance Bonuses pursuant to this Section (B) shall be contingent upon the following:

1.  As of the calendar year end in question, the overall condition of the Bank must be “satisfactory” in the opinion of the OCC as set forth in the most current OCC Report of Supervisory Activity provided to the Board of Directors of the Bank and the Uniform Financial Institution Rating of the Bank shall not be less than a “3”; and

2.  As of the calendar year end in question, the Bank shall be “adequately capitalized” as defined under regulations promulgated by the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991; and

3.  The Bank shall be profitable, and

4.  No bonus shall exceed 40% of the Executive’s Base Salary. When the contingencies stated in sub-paragraphs B1, 2 and 3 above have been met but in no instance beyond 45 days from each calendar year-end, the Employer shall set the Performance Bonus amount based upon the following criteria:

1.  Goals being set by the Board of Directors and goals met;

2.  Deposit goals set by the Board of Directors and goals met;

3.  Loan goals set by the Board of Directors and goals met;

4.  Expense control goals set by the Board of Directors and goals met.

The Performance Goals shall be part of the annual business plans prepared prior to the expiration of each calendar year for the next ensuing calendar year, except that the business plan and Performance Goals for 2002 shall be completed prior to March 31, 2002. In each business plan, each of the above criteria will be assigned a specific percentage bonus (in relation to Executive’s Base Salary) and each percentage (or, such portion of each percentage if a specific criteria has not been fully met) shall be paid to Executive annually, but in no event beyond fifty (50) days from each calendar year.

C.  Stock Option Plan.    Options to be granted to Executive will be determined by the Executive Committee and will be granted on or before March 31, 2002.

D.  Auto Allowance.    Executive will be provided the use of an appropriate vehicle by the bank.

E.  Club Membership.    Golf membership at a country club to be determined.

F.  Expense Account.    Legitimate and customary business-related expenses.

G.  Vacation.    Four weeks paid vacation.

H.  Health Insurance*    Coverage comparable to or better than Executive’s previous health insurance coverage.

I.  Continuing Education    Required continuing education shall be paid for by the Employer. Payment for optional education for Executive shall be determined annually.

J.  Change-In-Control Payments    Two and one-half (21/2) times the then-applicable annual Base Salary.

K.  Life Insurance*    Death benefit equal to two (2) times Executive’s annual Base Salary.

L.  Disability Insurance*    Coverage comparable to Executive’s previous coverage.

*	All insurance policies shall be issued by companies which are not insurance trust (or their equivalent) and which are A rated or the equivalent of an A rating or better.